UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): February 3, 2011
BORDERS GROUP, INC.
(Exact Name of Registrant as Specified in Charter)

Michigan (State or Other Jurisdiction of Incorporation)	1-13740 (Commission File Number)	38-3294588 (IRS Employer Identification No.)
100 Phoenix Drive
Ann Arbor, Michigan 48108
(Address of Principal Executive Offices and Zip Code)
(734) 477-1100
(Registrant’s Telephone Number, including Area Code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing
     On February 3, 2011, Borders Group, Inc. (the “Company”) was notified by NYSE Regulation, Inc. (“NYSE Regulation”) that it was not in compliance with the continued listing standard of the New York Stock Exchange, Inc. (the “NYSE”) requiring a minimum average closing price of $1.00 per share over a consecutive 30 trading day period. The notification letter stated that as of January 28, 2011, the 30 trading day average closing price of the Company’s common stock was $0.97 per share. Subject to providing required notice to the NYSE, the Company is entitled to a six-month period from the date of the NYSE Regulation notification to cure this deficiency.
     Pursuant to the Warrant and Registration Rights Agreement dated as of April 9, 2008 (the “Warrant Agreement”) between the Company and Computershare Trust Company, N.A., as warrant agent, the Company has issued stock purchase warrants to acquire 25,944,236 shares of the Company’s common stock, subject to adjustment (the “Warrants”), to Pershing Square Capital Management, L.P. and its affiliates (“Pershing Square”). Under the terms of the Warrant Agreement, upon the occurrence of a “Delisting Event,” the Company, at the option of the holders of the Warrants, is obligated to redeem the Warrants for cash for an amount equal to their “Cash Redemption Value.” The term “Delisting Event” is defined in the Warrant Agreement as any event or series of events as a result of which the Company’s common stock ceases to be listed on the NYSE or the Nasdaq Stock Market, Inc. The “Cash Redemption Value” of any Warrant means the fair market value of the Warrant as of the date of the Delisting Event, as determined by an independent appraiser based on a valuation methodology provided in the Warrant Agreement. The failure of the Company’s common stock to continue to be listed on the NYSE may accordingly trigger a Delisting Event resulting in the right of Pershing Square to require the Company to redeem the Warrants for an amount in cash equal to the Cash Redemption Value of the Warrants as of the date of the Delisting Event.
Item 9.01. Financial Statements and Exhibits.
     (c) Exhibits.

Exhibit No.	Description

99.1	Press release dated February 4, 2011.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 4, 2011	BORDERS GROUP, INC.
	By:	/s/ Scott Henry
Scott Henry
Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated February 4, 2011.